Exhibit 4.1

Retail Opportunity Investments Corp.
81 Main Street
White Plains, New York 10601
614-620-2700

Computershare Trust Company, NA
Newport Office Center VII
480 Washington Blvd.
Jersey City, NJ 07310
Attn: General Counsel

Ladies and Gentlemen:

We make reference to that certain Warrant Agreement dated as of October 17, 2007 between Retail Opportunity Investments Corp. (formerly known as NRDC Acquisition Corp.) (the “Company”) and Continental Stock Transfer & Trust Company (“Continental”), as amended by that certain Supplement & Amendment to Warrant Agreement dated as of October 20, 2009 (as further amended, from time to time, the “Warrant Agreement”). Capitalized terms used but not defined in this letter shall have the meanings set forth in the Warrant Agreement. The Company and Computershare Trust Company, NA (“Computershare”) wish to confirm the appointment of Computershare as the successor Warrant Agent under Warrant Agreement and the amendment of the Warrant Agreement as set forth below.

The Company and Computershare, as successor to BNY Mellon Shareowner Services, entered into that certain for Transfer Agent Services dated as of May 24, 2010 between the Company and Computershare (the “Transfer Agent Agreement”), pursuant to which the Company appointed Computershare as its transfer agent, registrant and dividend disbursing agent with respect to the Company's Common Stock, $0.0001 par value per share, Warrants, exercisable for Common Stock at an exercise price of $12.00 per share, and Units, each consisting of one share of Common Stock and one Warrant.

The Company and Computershare hereby further agree as follows:

1. Appointment Of Warrant Agent.  The Company hereby appoints Computershare as the successor Warrant Agent under the Warrant Agreement, effective as of May 24, 2010, to act as agent for the Company with respect to the Warrants, in accordance with the express terms and subject to the express conditions set forth in the Warrant Agreement and this letter agreement (and no implied terms or conditions), and the Warrant Agent hereby accepts such appointment and agrees to perform the same.  The Company represents and warrants to Computershare that no Warrants have been exercised prior to the date hereof, and agrees that Computershare shall not be liable or responsible for any obligations or responsibilities related to the exercise of any Warrants prior to the date hereof.

2. Amendment to the Warrant Agreement.

2.1 The Warrant Agreement is hereby amended to reflect that all references in the Warrant Agreement to the Warrant Agent shall hereinafter mean Computershare, as successor Warrant Agent to Continental.

2.2 The Warrant Agreement is hereby amended by deleting the phrase “American Stock Exchange” in each instance such phrase appears in the Warrant Agreement. and replacing such phrase with “NASDAQ Global Market or other principal market on which the Warrants may be traded.”

2.3 The Warrant Agreement is hereby amended by deleting the phrase “in the Borough of Manhattan, City and State of New York” in its entirety in each instance such phrase appears in the Warrant Agreement.

2.4 The Warrant Agreement is hereby amended to permit the Warrant Agent to countersign Warrants either manually or by facsimile signature.

2.5 Section 2.1 of the Warrant Agreement is hereby amended by adding “or Chief Financial Officer” to the end of the first sentence.

2.6 The Warrant Agreement is hereby amended to reflect that the Detachment Date has occurred.

2.7 Section 3.3.1 of the Warrant Agreement is hereby amended by deleting the phrase “corporate trust department” and replacing such phrase with “office designated for such purposes”; and by deleting the phrase “by 11:00 A.M. Eastern Time on the Business Day” and replacing such phrase with “as soon as reasonably practicable (and in any event within five (5) Business Days).”

2.8   The Warrant Agreement is hereby amended by deleting the first sentence of the second paragraph of Section 8.2 of the Warrant Agreement in its entirety.

2.9 The Warrant Agreement is hereby amended by replacing the term “corporation” in Section 8.2.1 of the Warrant Agreement with the term “entity” in each instance.

2.10 Section 8.2.1 of the Warrant Agreement is hereby amended by replacing the phrase “the Supreme Court of the State of New York for the County of New York” with the phrase “any court of competent jurisdiction.”

2.11 The Warrant Agreement is hereby amended by deleting Section 8.3.1 of the Warrant Agreement in its entirety and replacing it with the following: "The Company agrees to reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder."

3. Other Agreements Relating to the Warrant Agreement.

3.1 The Company agrees that it shall, as soon as reasonably practicable, provide written notice of the Redemption Date to the Warrant Agent.  Until such written notice is provided to the Warrant Agent, the Warrant Agent may presume conclusively for all purposes that the Redemption Date shall not have occurred.

3.2 The Company shall, as soon as reasonably practicable, provide the Warrant Agent with written notice of any adjustment to the Warrant Price pursuant to Section 4.4, or any other Section, of the Warrant Agreement.  The Warrant Agent shall be fully protected in relying on any such written notice and on any adjustment or statement contained therein.  The Warrant Agent shall have no duty to determine when an adjustment under Section 4.4, or any other Section, of the Warrant Agreement should be made (if at all), how it should be made or what it should be.  The Warrant Agent makes no representation as to the validity or value of any securities or assets issued upon exercise of Warrants.  The Warrant Agent shall not be responsible for the Company’s failure to comply with Section 4.4, or any other Section, of the Warrant Agreement.  The Warrant Agent shall have no duty or liability with respect to, and shall not be deemed to have knowledge of, any adjustment under Section 4.4, or any other Section, of the Warrant Agreement until it has received such written notice pursuant thereof.

3.3 Notwithstanding anything contained in the Warrant Agreement to the contrary, the Warrant Agent shall not have any duties or obligations under Section 7.5 of the Warrant Agreement unless it has received either (i) a prospectus relating to the Shares deliverable upon exercise of Warrants and complying in all material respects with the Securities Act of 1933, as amended (the "Securities Act"), or (ii) the notice referred to in Rule 173 under the Securities Act.

3.4 The Warrant Agent shall not be obligated to pay any taxes or charges in respect to the Warrant or the Shares.

3.5 The Warrant Agent may rely conclusively and shall be protected in acting or omitting to take any action upon (i) any final and non-appealable order or judgment of a court of competent jurisdiction and (ii) any instruction, notice, demand, certificate, Warrant Certificate, statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability and of information therein contained) which is reasonably believed by the Warrant Agent to be genuine and to be signed or presented by the proper person or persons as set forth in Section 2.1 of the Warrant Agreement.

3.6 The Warrant Agent shall act under the Warrant Agreement solely as agent for the Company, and its duties shall be determined solely by the express provisions of the Warrant Agreement and this letter agreement. The Warrant Agent shall have no duties, responsibilities or obligations as the Warrant Agent except those which are expressly set forth in the Warrant Agreement and/or this letter agreement, and in any modification or amendment thereof to which the Warrant Agent has consented in writing, and no duties, responsibilities or obligations shall be implied or inferred.  Without limiting the foregoing, unless otherwise expressly provided in the Warrant Agreement and/or this letter agreement, the Warrant Agent shall not be subject to, nor be required to comply with, or determine if any person or entity has complied with, the Registration Statement or any other agreement between or among the parties hereto, even though references thereto may be made in the Warrant Agreement, or to comply with any notice, instruction, direction, request or other communication, paper or document other than as expressly set forth in the Warrant Agreement and/or this letter agreement.

3.7 The statements of fact contained in the Warrant Agreement or in any Warrant Certificate shall be deemed to be statements of the Company only. The Warrant Agent shall be entitled to assume, and shall have no responsibility for, the correctness of any of the same or be required to verify any of the same.

3.8 In the event the Warrant Agent reasonably believes any ambiguity or uncertainty exists under the Warrant Agreement or in any notice, instruction, direction, request or other communication, paper or document received by the Warrant Agent thereunder, or is uncertain of any action to take under the Warrant Agreement, the Warrant Agent may refrain from taking any action, provided, that the Warrant Agent provides prompt written notice to the Company of such ambiguity or uncertainty and its intention to refrain from taking such action, and shall be fully protected and shall not be liable in any way to the Company or any other person or entity for refraining from taking such action, unless the Warrant Agent receives written instructions signed by the Company which eliminates such ambiguity or uncertainty to the reasonable satisfaction of the Warrant Agent.

3.9 In connection of with any question of law arising in the course of the Warrant Agent's duties under the Warrant Agreement, Warrant Agent may consult at any time with counsel satisfactory to it (who may be counsel for the Company) and the Warrant Agent shall incur no liability or responsibility to the Company or any holder of any Warrant in respect of any action taken, suffered or omitted to be taken by it hereunder or thereunder in accordance with the opinion or the advice of such counsel.

3.10 The Warrant Agent will not be under any duty or responsibility to ensure compliance with any applicable federal or state securities laws in connection with the issuance, transfer or exchange of a Warrant Certificate.

3.11 The Warrant Agent shall not incur any liability for not performing any act, duty, obligation or responsibility by reason of any occurrence beyond the reasonable control of the Warrant Agent (including, without limitation, any act or provision of any present or future law or regulation or governmental authority, nuclear or natural catastrophes, any act of God, war or terrorism, civil disorder, military disturbances, strikes, work stoppages, accidents, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services).

3.12 The Company agrees to indemnify the Warrant Agent and save it harmless against any and all losses, liabilities and expenses, including judgments, damages, fines, penalties, claims, demands, costs and reasonable counsel fees and expenses, for any action taken or omitted to be taken by the Warrant Agent, or any person acting on behalf of the Warrant Agent, arising out of or in connection with the acceptance and administration of the Warrant Agreement and/or this letter agreement, including the reasonable costs and expenses of enforcing this indemnification right, except as a result of its own gross negligence, bad faith or willful misconduct (each as determined by a court of competent jurisdiction). The Company need not reimburse an expense or indemnify against loss or liability incurred by the Warrant Agent through its own gross negligence, bad faith or willful misconduct (each as determined by a court of competent jurisdiction).  All rights and obligations contained in this Section 3.11 shall survive the termination of the Warrant Agreement and/or this letter agreement and the resignation, replacement or removal of the Warrant Agent. The Warrant Agent shall be liable under the Warrant Agreement and/or this letter agreement only for its own gross negligence, bad faith or willful misconduct (each as determined by a court of competent jurisdiction, provided, that in no event shall the Warrant Agent be liable for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including, without limitation, lost profits).  Any liability of the Warrant Agent under the Warrant Agreement and/or this letter agreement will be limited in the aggregate to an amount equal to twelve (12) times the monthly administrative fee at the Standard Dividend rate which would be paid by the Company as set forth on Exhibit B to the Transfer Agent Agreement.

3.13 The Warrant Agent shall not at any time be under any duty or responsibility to any holder of any Warrant to make or cause to be made any adjustment of the exercise price or number of the shares of Common Stock  or other securities or property deliverable as provided in the Warrant Agreement, or to determine whether any facts exist which may require any of such adjustments, or with respect to the nature or extent of any such adjustments, when made, or with respect to the method employed in making the same. The Warrant Agent shall not be accountable with respect to the validity or value or the kind or amount of any shares of Common Stock  or of any securities or property which may at any time be issued or delivered upon the exercise of any Warrant or with respect to whether any such shares of Common Stock or other securities will when issued be validly issued and fully paid and nonassessable, and makes no representation with respect thereto.  The Warrant Agent shall not be accountable to confirm or verify the accuracy or necessity of any calculation.

3.14 The Warrant Agent shall have no responsibility or liability with respect to the validity of the Warrant Agreement or this letter agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in the Warrant Agreement or in any Warrant; nor shall it be responsible to make or liable for any adjustments required under any provision of the Warrant Agreement, including but not limited to Section 4 thereof, or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by act hereunder or thereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to the Warrant Agreement or any Warrant or as to whether any shares of Common Stock will, when issued, be valid and fully paid and nonassessable.

3.15 Notwithstanding anything to the contrary contained in the Warrant Agreement, the Company shall make all determinations with respect to cashless exercises, the Warrant Agent shall have no duty or obligation to investigate or confirm whether the Company determination regarding the number of Shares to be issued in the event of a cashless exercise is accurate or correct. Notwithstanding anything to the contrary contained the Warrant Agreement and/or this letter agreement, the Warrant Agent shall also have no duty or obligation to investigate or confirm whether any determination of the Warrant Price under Section 3.1 of the Warrant Agreement is correct or accurate.

3.16 No provision of the Warrant Agreement or this letter agreement shall require the Warrant Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or in the exercise of its rights, unless it has been furnished with assurances of repayment or indemnity satisfactory to it and provided that the Warrant Agent will provide written notice to the Company in the event it deems it necessary to refrain from any action to be taken under the Warrant Agreement or this letter agreement pursuant to this Section 3.15.

3.17 Except as otherwise prohibited by applicable law, the Warrant Agent, and any member, stockholder, director, officer or employee of the Warrant Agent, may buy, sell or deal in any of the Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under the Warrant Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

3.18 Computershare may perform any or all of its duties, responsibilities or obligations hereunder or under the Warrant Agreement through its affiliate Computershare Inc., and Computershare Inc. shall be entitled to all of the rights and protections granted to Computershare hereunder or in the Warrant Agreement.

4. Notice. Any notice, statement or demand authorized by this letter agreement or the Warrant Agreement to be given or made by the Warrant Agent to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

Retail Opportunity Investments Corp.
8905 Towne Centre Drive, Suite 108
San Diego, CA 92122
Attn: Chief Financial Officer

with a copy in each case to:

Clifford Chance US LLP
31 West 52nd Street
New York, NY 10019
Attn: Jay L. Bernstein

Any notice, statement or demand authorized by this letter agreement or the Warrant Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent must be in writing and shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Computershare Trust Company, NA
Newport Office Center VII
480 Washington Boulevard
Jersey City, NJ 07310
Attention: Relationship Manager

With a copy to:

Computershare Trust Company, NA
Newport Office Center VII
480 Washington Boulevard
Jersey City, NJ 07310
Attention: Legal Department

The Warrant Agent shall not be required to take instructions or directions except those given in accordance with this letter agreement.

5. Miscellaneous.

5.1 All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

5.2 This letter agreement may be amended and the observance of any provision may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the mutual written consent of each of the parties hereto.

5.3 The interpretation, construction and enforceability of this letter agreement shall be governed in all respects by the laws of the State of New York without regard to any choice of law principles.

5.4 If any provision of this letter agreement or the Warrant Agreement shall be held to be invalid, the remainder of this letter agreement and the Warrant Agreement shall not be affected thereby; provided, that if such invalid provisions shall affect the rights, immunities, duties or obligations of the Warrant Agent, the Warrant Agent shall be entitled to resign by providing not less than five (5) days prior written notice to the Company.

5.5 The headings contained in this letter agreement are for convenience only and shall not affect the construction or interpretation of any provisions of this letter agreement.

5.6 This letter agreement may be executed in two or more counterparts, some of which may be signed by fewer than all the parties or may contain facsimile or electronic copies of pages signed by some of the parties.  Each of those counterparts will be deemed to be an original copy of this letter agreement, but all of them together will constitute one and the same agreement.

5.7 Each of the Company and the Warrant Agent agrees to perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required for the carrying out or performing of the provisions of the Warrant Agreement and this letter agreement.

[Signature Page Follows]

Please indicate your agreement with the foregoing by countersigning this letter agreement where indicated below.

Very truly yours,

RETAIL OPPORTUNITY INVESTMENTS CORP.

By:/s/ Stuart A. Tanz
Name: Stuart A. Tanz
Title: Chief Executive Officer

AGREED AND ACCEPTED AS OF THE DATE FIRST WRITTEN ABOVE:

COMPUTERSHARE TRUST COMPANY, NA
as Warrant Agent

By: /s/ Michael Legregin
Name: Michael Legregin
Title: Vice President